                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                              Commission File Number 33-18218-NY
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                           NOTIFICATION OF LATE FILING

(Check One):      / / Form 10-K    / / Form 20-F     / / Form 11-K
                  /X/ Form 10-Q    / / Form N-SAR

                  For Period Ended:  January 31, 2002

                           / / Transition Report on Form 10-K
                           / / Transition Report on Form 20-F
                           / / Transition Report on Form 11-K
                           / / Transition Report on Form 10-Q
                           / / Transition Report on Form N-SAR

                  For the Transition Period Ended:

         Read attached instruction sheet before preparing form. Please print or type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                         PART I - REGISTRANT INFORMATION


Dynamark Corporation
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Full Name of Registrant



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Former Name if Applicable


56 Dune Road
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Address of Principal Executive Office (Street and Number)

Atlantic Beach, New York 11509
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City, State and Zip

                        PART II - RULES 12b-25(b) and (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12-b-25(b), the following should be completed. (Check appropriate box).


/X/      (a)      The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/X/ (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

/ /      (c)      The accountant's statement or other exhibit required by Rule
                  12b-25(c) has been attached if applicable.


                              PART III - NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 11-K, 10-Q, N-SAR, or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         The Registrant's senior management, engaged in other activities, did not have sufficient time to complete preparation of the necessary information for the subject report.


                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Allan P. Rothstein                (516) 883-4777
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     (Name)                       (Area code and telephone number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) has been filed? If answer is no, identify report(s).
                                                      /X/ Yes  / / No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                      / / Yes  /X/ No



         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


           Dynamark Corporation
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:    March 18, 2002                     By:   /s/ Allen P. Rothstein
                                                  ---------------------------
                                                  Allan P. Rothstein,
                                                  President

         Instruction. The form may be signed by an executive officer of the registrant or by any other authorized representative. The name and title of the person signing the form shall by typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

         Intentional misstatements or omission of fact constitute Federal criminal violations (see 18 U.S.C. 1001).